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                                  EXHIBIT 11

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
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                                                   THREE  MONTHS  ENDED
                                                        OCTOBER 31
                                                   1996            1995
                                                   ----            ----

Primary:
  Average shares outstanding                     3,545,147       3,545,147

Net effect of dilutive common stock
  equivalents - based on treasury
  stock method                                     ---             ---
                                                ----------     -----------

Total weighted average number of common
  and common equivalent shares outstanding       3,545,147       3,545,147
                                                ==========     ===========

Net income (loss)                               $  267,994     $(1,255,848)
                                                ==========     ===========

Per share amount                                $     0.08     $     (0.35)
                                                ==========     ===========

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